Custom Truck One Source Announces Appointment of Vice Admiral Mary Jackson to Board of Directors

KANSAS CITY, Mo., April 11, 2022 /PRNewswire/ — Custom Truck One Source, Inc. (“Custom Truck” or the “Company”) (NYSE: CTOS) today announced that Vice Admiral Mary Jackson U.S. Navy (Retired) was appointed to its Board of Directors, filling a vacancy. Vice Admiral Jackson was also appointed to serve on both the Audit and Compensation Committees of Custom Truck’s Board. The Company has determined that Vice Admiral Jackson is an independent director under the New York Stock Exchange and Securities and Exchange Commission rules.
“We are extremely fortunate that Vice Admiral Jackson has agreed to become a member of our Board,” said Fred Ross, Custom Truck’s CEO. “Her distinguished and impressive service to our country, as well as her post-civil service accomplishments, would be beneficial to any organization. Everyone at Custom Truck very much looks forward to working with Vice Admiral Jackson.”

Marshall Heinberg, Custom Truck’s Chairman, stated, “I have had the pleasure to know and work with Vice Admiral Jackson in the past and her experience and knowledge will certainly add value to our Board and Company. Her specific experience in logistics and supply-chain management from her naval career will assist Custom Truck in navigating current and future supply chain environments.”

Commenting on her appointment to the Company’s Board Vice Admiral Jackson said, “I am happy to be joining the Custom Truck team and lending my experience and knowledge to the Company, the Board and its Audit and Compensation Committees.”

About Vice Admiral Jackson
Vice Admiral Jackson retired in July 2020 after over three decades of service in the United States Navy. She began her career as a Surface Warfare Officer serving on and off Navy warships achieving command of USS McFAUL (DDG 74), an Arleigh Burke class destroyer. She subsequently went on to command the Navy’s largest Navy base, Naval Station Norfolk where she was the equivalent of a city manager or Mayor for a city with a population of 64,000 people, managing operational and service industries while managing the Navy’s relationship with local agencies, surrounding communities, regulators, and national media. Upon selection as a Flag Officer, Vice Admiral Jackson served in Shore installation Regional and Enterprise level (Navy Installations Command) assignments ultimately accountable for $7.5 billion and 53,000 personnel executing efficient and effective operational, material and personnel programs from facility management, utilities, port and air operations, security, crisis response, and Sailor/family support services (lodging, food services, childcare, fitness) for 71 Navy installations across 10 Regions providing global support to the Navy and Joint forces.

Currently, Vice Admiral Jackson remains engaged through a portfolio of activities, including service as an Independent Director, consulting as an advisor to clients, and serving as a board member for the Greater Jacksonville Area USO and the Surface Navy Association. Additionally, she is the Chair of the Steven A. Cohen Military Family Clinic at Centerstone Jacksonville Advisory Council and serves on the Blue Star Families Racial Equity Committee.

Vice Admiral Jackson holds a Bachelors Degree in Physics (Oceanography emphasis) from the United States Naval Academy and a Masters of Engineering Management from The George Washington University.

About Custom One Truck One Source
Custom Truck One Source, Inc. (NYSE: CTOS) is a leading provider of specialized truck and heavy equipment solutions to the utility, telecommunications, rail and infrastructure markets in North America. The Company's solutions include rentals, sales, aftermarket parts, tools, accessories and service, equipment production, manufacturing, financing solutions, and asset disposal. With vast equipment breadth, the Company's team of experts service its customers across an integrated network of locations across North America. For more information, please visit customtruck.com.

Investor Contact
Brian Perman, Vice President, Investor Relations
844-403-6138
investors@customtruck.com